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                         October 7, 2022

       Eric W. Thornburg
       President, Chief Executive Officer and Chairman of the Board
       SJW Group
       110 West Taylor Street
       San Jose, California 95110

                                                        Re: SJW Group
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed on March 8,
2022
                                                            File No. 001-08966

       Dear Eric W. Thornburg:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program